EXHIBIT 10.9

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT is made and entered into on October 16, 2005 by and between Beijing Huiyuan Duoyuan Digital Printing Technology Research Institute, a China-based corporation (“Huiyuan Duoyuan”), and Duoyuan Digital Printing Technology Industry (China) Co., Ltd., a China-based corporation (“Duoyuan China”).  Both corporations are shareholders of Langfang Duoyuan Digital Technology Co., Ltd. (“Langfang Duoyuan”).

Huiyuan Duoyuan agrees to transfer 90% of its shares of Langfang Duoyuan to Duoyuan China.

Upon the closing of the Share Transfer, Duoyuan China shall have 95% of the shares and Huiyuan Duoyuan will have 5% of the shares of Langfang Duoyuan respectively.

The purchase price is RMB36,000,000.  Duoyuan China shall pay the purchase price to Huiyuan Duoyuan within 30 days after this Agreement becomes effective.